                                                                       EXHIBIT 2



                                SUPPORT AGREEMENT


        This SUPPORT AGREEMENT is entered into as of March 7th, 2000, among Westaff Acquisition Corp., a Delaware corporation ("WAC"), and the persons listed on Schedule A hereto (each a "Stockholder", and, collectively, the "Stockholders"). Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement (defined below).

        WHEREAS, Westaff, Inc., a Delaware corporation (the "Company") and WAC have, simultaneously with the execution and delivery of this Agreement, entered into a Recapitalization Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of WAC with and into the Company (the "Merger"), which Merger has been recommended by the Special Committee of the Company's Board of Directors;

        WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule A hereto and under the heading "Total Shares" (such shares of the Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of the Company Common Stock that may be acquired after the date hereof by such Stockholder, including shares of the Company Common Stock issuable upon the exercise of options to purchase the Company Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"); and

        WHEREAS, as a condition to their willingness to enter into the Merger Agreement, WAC has requested that the Stockholders enter into this Agreement.

        NOW, THEREFORE, to induce WAC to enter into, and in consideration of it entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

        1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder acting solely in its capacity as a holder of the shares and not as a director of the Company or in any other capacity, hereby, severally and not jointly, represents and warrants to WAC as follows:

               (a) AUTHORITY. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of WAC, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and informational filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state, local, municipal or foreign or other government or subdivision, branch, department or agency thereof or any governmental or quasi-governmental authority of any nature, including any court or other tribunal, (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any lien, charge, security interest or other encumbrance of any nature (a "Lien") upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") applicable to the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares.

               (b) THE SHARES. The Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, and the Stockholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. The Stockholder owns of record or beneficially no shares of the Company Common Stock other than such Stockholder's Shares and shares of the Company Common Stock issuable upon the exercise of Company stock options, as set forth on Schedule A hereto.

               (c) MERGER AGREEMENT. The Stockholder understands and acknowledges that WAC is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder covenants and agrees that it will timely perform all of its obligations under the Merger Agreement and under this Agreement.

        2. REPRESENTATIONS AND WARRANTIES OF WAC. WAC hereby represents and warrants to the Stockholders as follows:

               (a) AUTHORITY. WAC has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by WAC and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of WAC. This Agreement has been duly executed and delivered by WAC and, assuming this

Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of WAC enforceable in accordance with its terms.

               (b) SECURITIES ACT. The Shares will be acquired in compliance with, and WAC will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of the Securities Act of 1933, as amended.

               (c) INVESTMENT IN WAC BY THE STOVER REVOCABLE TRUST. The Stover Revocable Trust will acquire shares of capital stock of the Surviving Corporation (as defined in the Merger Agreement) as provided in the Merger Agreement. The Stover Revocable Trust will purchase such shares (i) at the same price per share and (ii) in the same ratio as between different classes of shares of capital stock as members of the Investor Group in connection with the Equity Contribution (as such terms are defined in the Merger Agreement). No member of the Investor Group, and no affiliate of any such member, will have any equity interest, or right to acquire any equity interest, in the Surviving Corporation, other than rights which the Stover Revocable Trust shares on a pro rata basis.

        3. COVENANTS OF THE STOCKHOLDERS. Each Stockholder, severally and not jointly, to the extent he has the capacity to vote, solely in his capacity as holder of the Shares and not as a director of the Company or in any other capacity, agrees as follows:

               (a) Such Stockholder shall not, except as contemplated by the terms of this Agreement or the Merger Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of his Shares to any person other than WAC or WAC's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to his Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby.

               (b) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Stockholder shall as requested by WAC (including, without limitation, by cooperating with WAC with respect to the proxy granted to WAC pursuant to
Section 5 below), vote (or cause to be voted) such Stockholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, such Stockholder shall as requested by WAC as provided above vote (or cause to be voted) such Stockholder's Shares against (i) any Competing Transaction (as defined in the Merger Agreement) or (ii) any amendment of the Company's Certificate of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

        4. NOTICE OF ACQUISITION OF ADDITIONAL SHARES. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify WAC of the number of any new shares of Company Common Stock acquired by such Stockholder, if any, after the date hereof.

        5. GRANT OF PROXY COUPLED WITH AN INTEREST; APPOINTMENT OF PROXY.

               (a) Solely for the purpose of allowing enforcement of each Stockholder's obligations under Section 3(b), each Stockholder hereby irrevocably grants to, and appoints, Michael Najjar, Dana O'Brian, Robert Bergmann, and any other individual who shall hereafter be designated by WAC, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any Alternative Transaction or Frustrating Transaction.

               (b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

               (c) Each Stockholder hereby affirms that the proxy set forth in this Section 5 is coupled with an interest and is irrevocable until the earlier of (i) such time as this Agreement terminates in accordance with its terms, (ii) consummation of the Merger in accordance with the terms of the Merger Agreement,
(iii) termination of the Merger Agreement by WAC in accordance with its terms or
(iv) termination of the Merger Agreement by the Company in accordance with its terms. Such Stockholder hereby further affirms that the proxy is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of such Stockholder under this Agreement.

        6. STOCKHOLDERS AGREEMENT. Simultaneously with the closing of the Merger, each Stockholder will execute and deliver to WAC or its designee a Stockholders Agreement in form and substance reasonably satisfactory to WAC containing the terms set forth in the term sheet annexed hereto as Exhibit A.


        7. TERMINATION OF EMPLOYMENT AGREEMENT. Effective upon the closing of the Merger, all obligations of the Company and its subsidiaries to W. Robert Stover under that certain

Employment Agreement effective as of January 1, 1999 by and between W. Robert Stover and the Company (the "Employment Agreement") shall terminate, and the Employment Agreement shall be of no further force or effect.

        8. FURTHER ASSURANCES. Solely for the purpose of allowing enforcement of each Stockholder's obligations under Section 3(b), each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as WAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder's Shares as contemplated by Section 3. WAC agrees to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act).

        9. COMPETING TRANSACTION FEE. The Stockholders agree that in the event
(i) a Competing Transaction (as defined in the Merger Agreement) is consummated within twelve months of the date of this Agreement, or (ii) the Company or any Stockholder enters into definitive agreements related to a Competing Transaction at any time during the twelve months after the termination of the Merger Agreement (x) by the Company or the Stockholders for any reason other than a termination under Sections 9.01(a) and 9.01(e) of the Merger Agreement or (y) by WAC for any reason permitted under the Merger Agreement other than a termination under Section 9.01(a) of the Merger Agreement, and if such Competing Transaction is eventually consummated, then in either case the Stockholders jointly and severally agree to pay to WAC an amount in cash equal to the Competing Transaction Fee simultaneously with the closing of such Competing Transaction. For purposes hereof, the "Competing Transaction Fee" shall mean the product of
(i) 50%, multiplied by (ii) the total number of Shares sold by the Stockholders in the Competing Transaction, multiplied by (iii) the excess, if any, of (a) the price per Share to be received plus the amount per Share of the fair market value of any other consideration to be received in any form (including without limitation earn-out payments, bonus payments, excess compensation payments, etc.) by the Stockholders in the Competing Transaction over (b) $10.00.

        10. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, WAC shall have the right to assign its rights, interests and obligations hereunder to any person controlling, controlled by or under common control with Cornerstone Equity Investors, LLC and/or Centre Partners Management LLC at its sole option and without the prior written consent of the other parties hereto; provided that no such assignment shall relieve WAC of its obligations hereunder and the rights of the tranferee will be subject to all defenses, excuses, claims and counterclaims assertable against WAC. Notwithstanding anything contained in this Agreement to the contrary, nothing in this

Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        11. GENERAL PROVISIONS.

               (a) PAYMENTS. All payments required to be made to any party to this Agreement shall be made by Wire Transfer to an account designated by the recipient at least one business day prior to such payment.

               (b) EXPENSES. Subject to the terms of the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

               (c) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

               (d) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (i)    if to WAC, to

                             Cornerstone Equity Investors L.L.C.
                             717 Fifth Avenue
                             New York, New York  10022
                             Telecopy:  (212) 826-6798
                             Attention: Dana O'Brien and Michael Najjar

                             Centre Capital Investors III, L.P.
                             30 Rockefeller Plaza
                             Suite 5050
                             New York, New York  10020
                             Telecopy:  (212) 332-5800
                             Attention: Robert A. Bergmann and Steven M. Shapiro with a copy to:

                             Kirkland & Ellis
                             153 East 53rd Street
                             New York, NY 10022
                             Telecopy:  (212) 446-4900
                             Attention: Frederick Tanne, Esq.

                             and

                      (ii) if to a Stockholder, to the address set forth under the name of such Stockholder on Schedule A hereto with a copy to:

                             McCutchen, Doyle, Brown & Enerson, LLP
                             3150 Porter Drive
                             Palo Alto, California 94304
                             Telecopy:  (650) 849-4800
                             Attention: Bart Deamer, Esq.

               (e) INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

               (f) COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               (g) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, without limitation, the letter agreement dated December 28, 1999 between W. Robert Stover, Cornerstone Equity Investors IV, L.P., and Centre Partners Management LLC and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles.

                (i) PUBLICITY. WAC and the Stockholders shall consult with each other and the Company before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Merger Agreement. Prior to the closing of the Merger, WAC and the Stockholders shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NASD or any national securities exchange to which WAC or the Company is a party and, in such case, shall use reasonable effects to consult with all the parties hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which WAC and the Company will announce the execution of this Agreement.

        12. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

        13. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

        14. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        15. TERMINATION. The provisions of Sections 3, 4, 5, 6, 7 and 8 shall terminate automatically and be of no further force and effect upon the termination of the Merger Agreement. In addition, notwithstanding anything to the contrary herein, the obligations of the Stockholders pursuant to Sections 3 and 5 of this Agreement shall terminate and be of no further force and effect at such time as the Company shall have terminated the Merger Agreement pursuant to Section 9.01(g) thereof; provided that it is expressly agreed that the obligations of the Stockholders under Section 9 of this Agreement shall survive any such termination.

                                    * * * * *

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

               IN WITNESS WHEREOF, WAC and each Stockholder has caused this Agreement to be duly executed and delivered as of the date first written above.

                                       WAC

                                       By:       /s/ Michael E. Najjar
                                              ----------------------------------
                                              Name:  Michael E. Najjar
                                              Title: President and Secretary

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

                                  STOCKHOLDERS:


                                  THE STOVER REVOCABLE TRUST

                                  By:       /s/ W. Robert Stover
                                         ---------------------------------
                                         Name:  W. Robert Stover
                                         Title: Trustee

                                  By:
                                         ---------------------------------
                                         Name:  Joan C. Stover
                                         Title: Trustee

                                  THE STOVER 1999 CHARITABLE
                                  REMAINDER UNITRUST

                                  By:       /s/ W. Robert Stover
                                         ----------------------------------
                                         Name:  W. Robert Stover
                                         Title: Trustee

                                  By:       /s/ Parker Williamson
                                         ----------------------------------
                                         Name:  Parker Williamson
                                         Title: Trustee

                                  THE STOVER FOUNDATION

                                  By:       /s/ W. Robert Stover
                                         ----------------------------------
                                         Name:  W. Robert Stover
                                         Title: Trustee

                                                                      SCHEDULE A


                                                                       NUMBER OF OPTIONS TO
                                                                       PURCHASE THE COMPANY
  STOCKHOLDER AND ADDRESS                 TOTAL SHARES                     COMMON STOCK
-----------------------------------------------------------------------------------------------
The Stover Revocable Trust                  2,060,705                          None
1656 N.California Boulevard
Suite 250
Walnut Creek, CA 94596

The Stover 1999 Charitable                  4,402,263                          None
Remainder Unitrust
1656 N. California Boulevard
Suite 250
Walnut Creek, CA 94596

The Stover Foundation                       2,000,000                          None
1656 N. California Boulevard
Suite 250
Walnut Creek, CA 94596